Exhibit 10h
                          November 10, 1988

    Non-employee directors are paid quarterly in arrears, to the extent applicable, the following fees: (a) annual retainer of $24,000; (b) committee chairman $2,500 annually; (c) Board of Directors per meeting fee of $750 if attended in person and $250 if attended by telephone; (d) committee meeting not held in conjunction with Board of Directors meeting (within 24 hours) $500 if attended in person and $250 if attended by telephone. No additional fee would be paid for written consents in lieu of a meeting.
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